EXHIBIT 99.2


PRESS RELEASE
-------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                                                         CONTACT: Cary Grossman
                                                                       Chairman
                                                     Co-Chief Executive Officer
                                                                 (713) 827-2104
                                                       cgrossman@cmgrossman.com

                      Coastal Bancshares Acquisition Corp.
                 Announces Completion of Initial Public Offering
                      And Exercise of Over-allotment Option

Houston,  TX, February 22, 2005 - Coastal  Bancshares  Acquisition Corp. (OTCBB:
CBASU) (the "Company") announced today that it completed its initial public offering on February 18, 2005 of 4,800,000 units at $6.00 per unit generating gross proceeds of $28,800,000. Each unit consists of one share of common stock, par value $0.01 and two warrants. Each warrant is exercisable for one share of common stock at an exercise price of $5.00 per share. The units have been quoted over-the-counter on the OTC Bulletin Board since February 15, 2005.

I-Bankers Securities Incorporated and Newbridge Securities Corporation acted as representatives of the underwriters for the initial public offering. The Company granted the representatives a 45-day option to purchase up to 720,000 additional units to cover over-allotments. On February 18, 2005, the option was exercised in full generating additional gross proceeds to the Company of $4,320,000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on February 14, 2005. A copy of the final prospectus relating to these securities may be obtained from I-Bankers Securities Incorporated, 1560 East Southlake Boulevard, Suite 232, Southlake, Texas, 76092.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus.

About Coastal Bancshares Acquisition Corp.

Headquartered in Houston, Texas, Coastal Bancshares Acquisition Corp. is a newly organized company that has approximately $28.5 million in a trust account to be used as all or part of the consideration to complete a business combination with a commercial bank or bank holding company.

                                       ###